Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces Final Fourth Quarter and Full Year 2025 Results,

Including Year-End 2025 Proved Reserves and

Provides Guidance for 2026

HOUSTON, March 16, 2026 – W&T Offshore, Inc. (NYSE: WTI) (“W&T,” the “Company,” “we” or “us”) today reported final operational and financial results for the fourth quarter and full year 2025, including the Company’s year-end 2025 reserve report. Detailed guidance for the first quarter of 2026 and full year 2026 was also provided. The Company issued Preliminary Estimated Financial Information for the Year Ended December 31, 2025 in a Form 8-K filed with the Securities and Exchange Commission on March 9, 2026.

This press release includes non-GAAP financial measures, including Adjusted Net Loss, Adjusted EBITDA, Free Cash Flow, Net Debt and PV-10, which are described and reconciled to the most comparable GAAP measures in the accompanying tables to this press release under “Non-GAAP Information.”

Key highlights for the fourth quarter of 2025, the full year 2025 and since year-end 2025 include:

●	Grew production in full year 2025 to 34.0 thousand barrels of oil equivalent per day (“MBoe/d”) (50% liquids), or 12.4 million barrels of oil equivalent (“MMBoe”), within the Company’s guidance;
●	Increased production in fourth quarter of 2025 to 36.2 MBoe/d (52% liquids), above the midpoint of guidance, with average December production of 37.7 MBoe/d;
●	Completed all production enhancements and brought online all fields associated with the Cox acquisition;
●	Reported year-end 2025 proved reserves at SEC pricing of 121.0 MMBoe, with a standardized measure of discounted future net cash flows of $651.3 million and a present value of estimated future oil and natural gas revenues, minus direct expenses, discounted at a 10% annual rate (“PV-10”) of $1.1 billion;
●	Reported PV-10 of proved developed producing (“PDP”) reserves of $829.2 million for year-end 2025 compared with PV-10 of PDP reserves of $549.8 million for year-end 2024 PDP;
●	Incurred lease operating expenses (“LOE”) of $298.8 million in full year 2025, near the midpoint of W&T’s guidance;
●	Reduced LOE per barrel of oil equivalent (“Boe”) by 4% in the fourth quarter of 2025 compared with third quarter of 2025, or an absolute cost of $74.6 million for the fourth quarter, below the midpoint of guidance;
●	Invested $54.8 million in capital expenditures in 2025, below the bottom end of the Company’s guidance range, with investments focused on production enhancement projects;
●	Spent $19.8 million on capital expenditures to develop an alternative route for production from the West Delta 73 field. The investment is expected to generate more than $60 million of undiscounted incremental cash flow based on 1P reserve volumes by reducing pipeline transportation costs beginning in the first quarter of 2026. Had this arrangement been in place during 2025, W&T would have realized savings in excess of $5.75 per barrel;
●	Continued to strengthen the Company’s balance sheet and improve financial stability;
●	Increased unrestricted cash and cash equivalents by $31.6 million to $140.6 million at year-end 2025 compared with $109.0 million at year-end 2024;
●	Reduced total debt and Net Debt to $350.8 million and $210.3 million, respectively, at December 31, 2025 from total debt and Net Debt of $393.2 million and $284.2 million at December 31, 2024;

●	Generated net cash from operating activities of $25.9 million in the fourth quarter of 2025 and $77.2 million for the full year 2025;
●	Reported net loss for full year 2025 of $150.1 million, or $(1.01) per diluted share and fourth quarter 2025 net loss of $27.1 million, or $(0.18) per diluted share;
●	Reported Adjusted Net Loss for full year 2025 of $55.1 million, or $(0.37) per diluted share and fourth quarter 2025 Adjusted Net Loss of $20.5 million, or $(0.14) per diluted share;
●	Generated Adjusted EBITDA of $129.6 million and $23.0 million for full year 2025 and fourth quarter 2025, respectively;
●	Added oil hedges in January 2026 and February 2026 including:
●	Costless collar for 2,000 Bbls/d for March 2026 through December 2026, with a floor price of $55.35 per Bbl and a ceiling price of $68.60 per Bbl;
●	Costless collar for 2,000 Bbls/d for March 2026 through December 2026, with a floor price of $57.00 per Bbl and a ceiling price of $70.20 per Bbl;
●	Swap for 2,000 Bbls/d for April 2026 through December 2026 with a price of $64.53 per Bbl;
●	Paid ninth consecutive quarterly dividend of $0.01 per common share in November 2025; and
●	Declared first quarter 2026 dividend of $0.01 per share, which will be payable on March 26, 2026 to stockholders of record on March 19, 2026.

Tracy W. Krohn, W&T’s Chairman of the Board and Chief Executive Officer, commented, “We continue to deliver strong results by executing on our strategic vision, which has allowed us to improve our balance sheet and enhance our financial flexibility. We increased production every quarter in 2025 and had an exit rate in December of approximately 37,000 Boe per day, despite only spending $55 million in capital expenditures and not drilling any new wells. We generated $130 million of Adjusted EBITDA in full year 2025, increased our cash on hand by over $30 million to $140 million and reduced our Net Debt by almost $74 million compared with the prior year-end. Operationally, we have completed all of the production enhancement and facility projects to bring all of the fields from the Cox acquisition online. The projects, which include a meaningful increase in net realized prices for oil production from the West Delta 73 field through $20 million in capital expenditures, help us to support continued production growth and improve operating performance. We have built a sustainable group of high performing Gulf of America assets with good production diversity that is almost evenly distributed between liquids and natural gas. Our year-end reserve report demonstrates this with 121 MMBoe of reserves with a PV-10 of over $1 billion and a PDP PV-10 increase of $279 million. We expect that our assets and operational excellence will continue to provide meaningful cash flow to our shareholders for many years.”

Krohn added, “As we begin 2026 with positive momentum and a strong balance sheet, we remain poised to take advantage of potential acquisitions that we believe could be accretive to our stakeholders, with over $140 million in cash on our balance sheet. Accretive acquisitions have always been a key component of our success, and it is our ability to integrate and enhance the assets that we acquire that has allowed us to successfully operate for over 40 years. We also remain committed to enhancing shareholder value and returning value to our shareholders through the quarterly dividend that has been in place since November 2023. We believe we are well-positioned to execute our strategy in 2026 and beyond.”

Krohn continued, “The DOI has proposed updates intended to reduce certain regulations applicable to the offshore oil and natural gas industry. The proposed changes would roll back requirements from a 2024 rule that would have required companies to set aside about $6.9 billion in supplemental financial assurance, of which about $6 billion would have applied to small businesses that make up most of the operators in the Gulf of America. The proposed rule would better align financial assurance requirements with actual decommissioning risk by recognizing joint and several liability and the financial strength of predecessor owners. If finalized as proposed, these changes could reduce industry-wide bonding by approximately $484 million annually and change how financial risk is assessed by the Bureau of Ocean Energy Management, including by allowing third-party decommissioning contacts in lieu of additional bonding and removing mandatory appeal bond requirements, potentially freeing up funds for investment to support domestic energy production.  The proposed changes have been published in the

Federal Register with a 60-day public comment period that is expected to end on May 8, 2026.   W&T Offshore welcomes these changes proposed by the Trump Administration in response to Executive Order 14154, ‘Unleashing American Energy.’”

Production, Prices and Revenue: Production for the fourth quarter of 2025 was 36.2 MBoe/d, above the midpoint of the Company’s fourth quarter guidance, and an increase of 2% compared with 35.6 MBoe/d for the third quarter of 2025 and an increase of 13% compared with 32.1 MBoe/d for the corresponding period in 2024. Fourth quarter 2025 production was comprised of 14.4 thousand barrels per day (“MBbl/d”) of oil (40%), 4.5 MBbl/d of natural gas liquids (“NGLs”) (12%), and 103.9 million cubic feet per day (“MMcf/d”) of natural gas (48%).

In January and February 2026, certain offshore operations were temporarily impacted by extreme cold weather, an effect more than offset by higher realized natural gas prices. Operations have since normalized, and the production guidance below reflects these temporary shut-ins.

W&T’s average realized price per Boe before realized derivative settlements was $35.88 per Boe in the fourth quarter of 2025, a decrease of 6% from $38.33 per Boe in the third quarter of 2025 and 10% from $39.86 per Boe in the fourth quarter of 2024. Fourth quarter 2025 oil, NGL and natural gas prices before realized derivative settlements were $57.39 per barrel of oil, $16.62 per barrel of NGL and $3.83 per Mcf of natural gas.

Revenues for the fourth quarter of 2025 were $121.7 million, which was 5% lower than third quarter of 2025 revenues of $127.5 million. This was due to lower realized prices for oil, which were partially offset by increased production and higher realized prices for NGLs and natural gas. Fourth quarter 2025 revenues were higher by 1% compared to $120.3 million of revenues in the fourth quarter of 2024 due to increased production and higher realized prices for natural gas, partially offset by lower realized prices for oil and NGLs.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, was $74.6 million in the fourth quarter of 2025, which was below the midpoint of the Company’s guidance range. LOE for the fourth quarter of 2025 was 2% lower than LOE for the third quarter of 2025 of $76.2 million primarily due to a decrease in facilities maintenance costs in the fourth quarter. LOE for the fourth quarter of 2025 was higher than the $64.3 million for the corresponding period in 2024 primarily due to higher base operating expenses, insurance premiums and workover expenses associated with increased production. On a component basis for the fourth quarter of 2025, base LOE and insurance premiums were $60.6 million, workovers were $4.0 million, and facilities maintenance and other expenses were $10.0 million. On a unit of production basis, LOE was $22.40 per Boe in the fourth quarter of 2025. This was lower than $23.27 per Boe for the third quarter of 2025 and higher than $21.76 per Boe for the corresponding period in 2024.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $8.8 million ($2.63 per Boe) in the fourth quarter of 2025, compared to $5.8 million ($1.78 per Boe) in the third quarter of 2025 and $5.9 million ($2.00 per Boe) in the fourth quarter of 2024. In the fourth quarter of 2025, costs rose temporarily above W&T’s guidance range due to costs associated with increased third-party pipeline transportation costs but are expected to be lower in 2026 compared to the fourth quarter of 2025 due to the installation of a new pipeline owned by W&T.

Depreciation, Depletion and Amortization (“DD&A”):  DD&A was $8.55 per Boe in the fourth quarter of 2025. This compares to $8.73 per Boe and $12.94 per Boe for the third quarter of 2025 and the fourth quarter of 2024, respectively. The decrease in the DD&A rate per Boe for the fourth quarter of 2025 compared to the same period in 2024 was driven by the revaluation of W&T’s underlying asset base associated with the year-end 2025 reserve report.

Asset Retirement Obligations Accretion: Asset retirement obligations accretion was $2.49 per Boe in the fourth quarter of 2025. This compares to $2.44 per Boe and $2.76 per Boe for the third quarter of 2025 and the fourth quarter of 2024, respectively.

General & Administrative Expenses (“G&A”):  G&A was $20.6 million ($16.9 million related to cash G&A) for the fourth quarter of 2025, which decreased from $21.5 million in the third quarter of 2025 and $20.8 million in the fourth quarter of 2024. These decreases between periods were primarily due to a decrease in legal and professional fees. On a unit of production basis, G&A was $6.19 per Boe in the fourth quarter of 2025 compared to $6.57 per Boe in the third quarter of 2025 and $7.04 per Boe in the corresponding period of 2024.

Derivative Gain, net: In the fourth quarter of 2025, W&T recorded a net gain of $0.2 million related to commodity derivative contracts comprised of $0.7 million of realized gains and $0.5 million of unrealized losses related to the decrease in fair value of open contracts. W&T recognized a net gain of $4.1 million in the third quarter of 2025 and a net loss of $2.1 million in the fourth quarter of 2024 related to commodity derivative activities.

Interest Expense: Net interest expense in the fourth quarter of 2025 was $9.0 million, flat with the third quarter of 2025 and lower than $10.2 million in the fourth quarter of 2024. The decrease from the same period in 2024 reflects the impact of the Company’s debt refinancing in January 2025.

Income Tax Expense (Benefit): W&T recognized an income tax expense of $1.9 million in the fourth quarter of 2025. This compares to the recognition of income tax expense of $56.0 million in the third quarter of 2025 and income tax benefit of $1.8 million in the fourth quarter of 2024.

Balance Sheet and Liquidity: As of December 31, 2025, W&T had available liquidity of $184.5 million comprised of $140.6 million in unrestricted cash and cash equivalents and $43.9 million of borrowing availability under W&T’s revolving credit facility, based on a borrowing base of $50.0 million and $6.1 million of letters of credit outstanding. As of December 31, 2025, the Company had total debt of $350.8 million and Net Debt of $210.3 million, which has decreased $73.9 million from Net Debt of $284.2 million at December 31, 2024. As of December 31, 2025, Net Debt to trailing twelve months Adjusted EBITDA was 1.6x.

Capital Expenditures and Asset Retirement Obligation Settlements: Capital expenditures on an accrual basis in the fourth quarter of 2025 were $13.3 million, and asset retirement obligation settlement costs totaled $11.9 million. Capital expenditures in the fourth quarter of 2025 primarily consisted of recompletion and facility capital work to bring online and increase production at multiple fields related to the 2024 Cox acquisition. These capital expenditures contributed positively to W&T’s production and aided in the quarter over quarter increase to production. For the year ended December 31, 2025, capital expenditures on an accrual basis totaled $54.8 million and asset retirement obligation settlement costs totaled $36.8 million.

Cash Dividend Policy

The Company paid its fourth quarter 2025 dividend of $0.01 per share on November 26, 2025 to stockholders of record on November 19, 2025.

The Board of Directors declared a first quarter 2026 dividend of $0.01 per share which is to be paid on March 26, 2026 to stockholders of record on March 19, 2026.

Full Year-End 2025 Financial Review

W&T reported a net loss for the full year 2025 of $150.1 million, or $(1.01) per diluted share, and Adjusted Net Loss of $55.1 million, or $(0.37) per diluted share. For the full year 2024, the Company reported net loss of $87.1 million, or $(0.59) per diluted share, and Adjusted Net Loss of $61.7 million, or $(0.42) per diluted share. W&T generated Adjusted EBITDA of $129.6 million for the full year 2025 compared to $153.6 million in  2024. The year-over-year decrease was primarily driven by lower realized prices for oil and NGLs offset by increased production and higher realized prices for natural gas. Revenues totaled $501.5 million for 2025 compared with $525.3 million in 2024. Net cash provided by operating activities for the year ended December 31, 2025 was $77.2 million compared with $59.5 million for the same period in 2024. Free Cash Flow totaled $1.5 million in 2025 compared with $44.9 million in 2024 driven primarily by an increase in capital expenditures on an accrual basis.

Production for 2025 averaged 34.0 MBoe/d for a total of 12.4 MMBoe, comprised of 5.1 MMBbls of oil, 1.1 MMBbls of NGLs and 36.9 Bcf of natural gas. Full year 2024 production averaged 33.3 MBoe/d or 12.2 MMBoe in total and was comprised of 5.3 MMBbls of oil, 1.2 MMBbls of NGLs and 34.3 Bcf of natural gas.

For the full year 2025, W&T’s average realized sales price per barrel of crude oil was $64.09, $17.88 per barrel of NGLs and $3.90 per Mcf of natural gas. For 2024, the Company’s realized oil sales price was $75.28 per barrel, NGL sales price was $23.08 per barrel, and natural gas price was $2.65 per Mcf.

For the full year 2025, LOE was $298.8 million compared to $281.5 million in 2024. LOE increased year-over-year due to increased workover and facility investments and higher production volumes.

Gathering, transportation, and production taxes totaled $25.7 million in 2025, a decrease from the $28.2 million in 2024.

For the full year 2025, G&A was $80.0 million ($67.7 million related to cash G&A), which was a 3% decrease over the $82.4 million reported in 2024. The decrease year-over-year is primarily due to decreased non-recurring legal fees that were somewhat offset by increased share-based compensation costs. On a per unit basis, G&A per Boe was $6.45 in 2025,down from $6.76 per Boe in 2024.  G&A decreased on a per Boe basis primarily due to higher production.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the fourth quarter of 2025, W&T performed 15 low cost, low risk workovers and one recompletion that exceeded expectations and positively impacted production and revenue for the quarter. W&T plans to continue performing these low cost and low risk short payout operations that impact both production and revenue.

Year-End 2025 Proved Reserves

The Company’s year-end 2025 SEC proved reserves were 121.0 MMBoe, compared with 127.0 MMBoe at year-end 2024. In 2025, W&T recorded positive price revisions of 13.3 MMBoe, which were offset by 6.8 MMBoe of negative performance revisions. Notably, PV-10 for PDP reserves increased by $279.4 million from $549.8 million at year-end 2024 to $829.2 million at year-end 2025. Additionally, W&T’s year-end 2025 probable reserves(1) were 121.2 MMBoe, resulting in total proved plus probable reserves of 242.2 MMBoe. A large portion of these probable reserves are expected to be produced without significant additional capital expenditures because of the attractive geological properties of W&T’s Gulf of America assets.

 The SEC twelve-month first day of the month average spot prices used in the preparation of the report for year-end 2025 were $66.01 per barrel of oil and $3.387 per MMBtu of natural gas. Comparable prices used for the prior year report were $76.32 per barrel of oil and $2.13 per MMBtu of natural gas. The standardized measure of discounted future net cash flows at year-end 2025 decreased 12% to $651.3 million from $740.1 million at year-end 2024. The PV-10 of W&T’s proved reserves at year-end 2025 decreased 9% to $1.1 billion from $1.2 billion at year-end 2024, driven primarily by a decrease in reserves reflecting production and downward reserve performance revisions which were somewhat offset by higher SEC pricing for natural gas.

Approximately 42% of year-end 2025 proved reserves were liquids (32% oil and 10% NGLs) and 58% natural gas. The reserves were classified as 71% proved developed producing, 24% proved developed non-producing, and 5% proved undeveloped. W&T’s reserve life ratio at year-end 2025, based on year-end 2025 proved reserves and 2025 production, was 9.8 years.

	Oil	NGLs	Natural Gas		PV-10 (2)
	(MMBbls)	(MMBbls)	(Bcf)	MMBoe	($MM)
Proved reserves as of December 31, 2024	51.6	13.0	374.4	127.0	$1,229.5
Revisions of previous estimates	(7.7)	(0.2)	85.8	6.5
Sale of minerals in place	(0.1)	—	—	(0.1)
Production	(5.1)	(1.1)	(36.9)	(12.4)
Proved reserves as of December 31, 2025	38.7	11.7	423.3	121.0	$1,115.3

(1)

Volumetric estimates of probable reserves are inherently more uncertain of being recovered than comparable measures for proved reserves. Estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery.

(2)	PV-10 for this presentation excludes any provisions for asset retirement obligations or income taxes.

Regulatory Update

In March 2026, the Bureau of Ocean Energy Management (“BOEM”) published a proposed rule setting forth amendments to the existing financial assurance regulatory framework. The proposed rule would, among other things, (i) permit BOEM to consider the financial strength of predecessors with joint and several liability when determining whether supplemental financial assurance is required, (ii) revise the level of BSEE probabilistic estimates of decommissioning cost used for determining the amount of supplemental financial assurance required from P70 to P50, (iii) provide BOEM with discretion, in circumstances where decommissioning is scheduled to occur within one year of a supplemental financial assurance demand, to accept third-party decommissioning contracts or decommissioning schedules in lieu of requiring new supplemental financial assurance, (iv) eliminate the requirement that a lessee challenging a supplemental financial assurance demand post an appeal bond equal to the amount of the demand in order to obtain a stay pending appeal, and (v) explicitly recognize dual-obligee bonds (which identify multiple obligees) as an acceptable form of financial assurance. The proposed rule is subject to a 60-day public comment period, which is expected to end on May 8, 2026.

First Quarter and Full Year 2026 Production and Expense Guidance

The guidance for the first quarter and full year 2026 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	First Quarter 2026	Full Year 2026
Oil (MBbls)	1,210 – 1,340	4,710 – 5,210
NGLs (MBbls)	400 – 450	1,620 – 1,820
Natural gas (MMcf)	8,405 – 9,305	35,380 – 39,180
Total equivalents (MBoe)	3,011 – 3,341	12,227 – 13,560
Average daily equivalents (MBoe/d)	33.5 – 37.1	33.5 – 37.2

Expenses	First Quarter 2026	Full Year 2026
Lease operating expense ($MM)	63.4 – 70.4	264.7 – 294.7
Gathering, transportation & production taxes ($MM)	8.2 – 9.2	33.3 – 37.3
General & administrative – cash ($MM)	15.2 – 17.0	63.2 – 70.2
DD&A and accretion ($ per Boe)		10.25 – 11.35

Capex and P&A	Full Year 2026
Capital expenditures ($MM)	19.5 – 24.5
Plugging & Abandonment ($MM)	34.0 – 42.4

W&T expects substantially all income taxes in 2026 to be deferred. In late 2025, W&T entered into a new NGL processing contract at Mobile Bay that offers certain concessions if natural gas prices decrease.  For 2026, this will result in increased gathering and transportation costs compared to 2025, which will be partially offset by higher NGL yields.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Tuesday, March 17, 2026 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call.” This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of America and has grown through acquisitions, exploration and development. As of December 31, 2025, the Company had working interests in 49 fields in federal and state waters (which include 42 fields in federal waters and seven in state waters). The Company has under lease approximately 624,700 gross acres (490,200 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 477,200 gross acres on the conventional shelf, approximately 141,900 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release, including those regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, the outcomes and impact of ongoing litigation, the impact of potential regulatory changes, the impact of and integration of acquired assets, future production, probable reserves, capital expenditures associated with producing reserves, future expenses and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, NGLs and natural gas, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC+”) and change in OPEC+’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2025	2025	2024	2025	2024
Revenues:
Oil	$75,984	$84,131	$86,778	$327,845	$395,620
NGLs	6,884	4,000	6,713	20,371	27,978
Natural gas	36,637	37,400	24,203	143,948	90,877
Other	2,208	1,984	2,651	9,298	10,786
Total revenues	121,713	127,515	120,345	501,462	525,261

Operating expenses:
Lease operating expenses	74,630	76,215	64,259	298,781	281,488
Gathering, transportation and production taxes	8,767	5,818	5,912	25,743	28,177
Depreciation, depletion, and amortization	28,488	28,580	38,208	116,405	143,025
Asset retirement obligations accretion	8,306	8,002	8,157	33,381	32,374
General and administrative expenses	20,618	21,510	20,799	79,955	82,391
Total operating expenses	140,809	140,125	137,335	554,265	567,455

Operating loss	(19,096)	(12,610)	(16,990)	(52,803)	(42,194)

Interest expense, net	9,000	8,998	10,226	36,495	40,454
Loss on extinguishment of debt	—	—	—	15,015	—
Derivative (gain) loss, net	(195)	(4,108)	2,113	(13,593)	(3,589)
Other (income) expense, net	(2,707)	(2,017)	(4,118)	8,415	18,071
Loss before income taxes	(25,194)	(15,483)	(25,211)	(99,135)	(97,130)
Income tax expense (benefit)	1,933	55,991	(1,849)	50,927	(9,985)
Net loss	$(27,127)	$(71,474)	$(23,362)	$(150,062)	$(87,145)

Net loss per common share (basic and diluted)	$(0.18)	$(0.48)	$(0.16)	$(1.01)	$(0.59)

Weighted average common shares outstanding (basic and diluted)	148,777	148,589	147,365	148,207	147,133

W&T OFFSHORE, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2025	2025	2024	2025	2024
Net sales volumes:
Oil (MBbls)	1,324	1,302	1,263	5,115	5,255
NGLs (MBbls)	414	280	273	1,139	1,212
Natural gas (MMcf)	9,562	10,159	8,505	36,890	34,296
Total oil and natural gas (MBoe) (1)	3,331	3,275	2,953	12,402	12,183

Average daily equivalent sales (MBoe/d)	36.2	35.6	32.1	34.0	33.3

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$57.39	$64.62	$68.71	$64.09	$75.28
NGLs ($/Bbl)	16.62	14.29	24.59	17.88	23.08
Natural gas ($/Mcf)	3.83	3.68	2.85	3.90	2.65
Barrel of oil equivalent ($/Boe)	35.88	38.33	39.86	39.68	42.23

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$22.40	$23.27	$21.76	$24.09	$23.10
Gathering, transportation and production taxes	2.63	1.78	2.00	2.08	2.31
Depreciation, depletion, and amortization	8.55	8.73	12.94	9.39	11.74
Asset retirement obligations accretion	2.49	2.44	2.76	2.69	2.66
General and administrative expenses	6.19	6.57	7.04	6.45	6.76

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$140,558	$109,003
Restricted cash	62	1,552
Receivables:
Oil and natural gas sales	59,633	63,558
Joint interest, net	24,473	25,841
Prepaid expenses and other current assets	14,543	18,504
Total current assets	239,269	218,458

Oil and natural gas properties and other, net	662,082	777,741
Restricted deposits for asset retirement obligations	24,026	22,730
Deferred income taxes	35	48,808
Other assets	30,395	31,193
Total assets	$955,807	$1,098,930

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$98,406	$83,625
Accrued liabilities	39,809	33,271
Undistributed oil and natural gas proceeds	59,065	53,131
Advances from joint interest partners	2,394	2,443
Current portion of asset retirement obligations	26,147	46,326
Current portion of long-term debt, net	8,458	27,288
Total current liabilities	234,279	246,084

Asset retirement obligations	535,704	502,506
Long-term debt, net	342,355	365,935
Other liabilities	15,781	16,182

Commitments and contingencies	27,440	20,800

Shareholders’ deficit:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	604,732	595,407
Retained deficit	(780,319)	(623,819)
Treasury stock	(24,167)	(24,167)
Total shareholders’ deficit	(199,752)	(52,577)
Total liabilities and shareholders’ deficit	$955,807	$1,098,930

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2025	2025	2024	2025	2024
Operating activities:
Net loss	$(27,127)	$(71,474)	$(23,362)	$(150,062)	$(87,145)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	36,794	36,582	46,365	149,786	175,399
Share-based compensation	3,729	3,536	3,818	12,226	10,192
Amortization of debt issuance costs	766	766	1,117	3,371	4,562
Loss on extinguishment of debt	—	—	—	15,015	—
Derivative (gain) loss, net	(195)	(4,108)	2,113	(13,593)	(3,589)
Derivative cash receipts (settlements), net	392	11,254	(1,638)	14,561	4,527
Deferred income expense (benefit)	1,866	56,637	(1,941)	50,674	(10,077)
Changes in operating assets and liabilities:
Accounts receivable	1,293	3,895	(17,064)	5,294	(19,621)
Prepaid expenses and other current assets	2,737	(111)	1,792	3,411	(1,450)
Accounts payable, accrued liabilities and other	17,577	(1,545)	3,831	23,325	26,433
Asset retirement obligation settlements	(11,892)	(8,895)	(19,348)	(36,765)	(39,692)
Net cash provided by (used in) operating activities	25,940	26,537	(4,317)	77,243	59,539

Investing activities:
Investment in oil and natural gas properties and equipment	(9,769)	(21,794)	(14,124)	(48,650)	(37,357)
Acquisition of property interests	—	—	—	(711)	(80,635)
Proceeds from sale of oil and natural gas properties	—	—	—	11,916	—
Insurance proceeds	—	—	—	58,500	—
Purchases of furniture, fixtures and other	—	(7)	(19)	(121)	(185)
Distribution from unconsolidated affiliate	—	927	—	927	—
Net cash (used in) provided by investing activities	(9,769)	(20,874)	(14,143)	21,861	(118,177)

Financing activities:
Proceeds from issuance of long-term debt	—	—	—	350,000	—
Repayments of long-term debt	(275)	(275)	(275)	(385,089)	(1,100)
Purchase of government securities in connection with legal defeasance of 11.75% Senior Second Lien Notes	—	541	—	(5,348)	—
Premium payments and debt extinguishment costs	—	—	—	(10,230)	—
Debt issuance costs	(121)	—	(183)	(11,599)	(762)
Payment of dividends	(1,499)	(1,515)	(1,475)	(6,006)	(5,902)
Other	(3)	(342)	(13)	(767)	(798)
Net cash used in financing activities	(1,898)	(1,591)	(1,946)	(69,039)	(8,562)
Change in cash, cash equivalents and restricted cash	14,273	4,072	(20,406)	30,065	(67,200)
Cash, cash equivalents and restricted cash, beginning of period	126,347	122,275	130,961	110,555	177,755
Cash, cash equivalents and restricted cash, end of period	$140,620	$126,347	$110,555	$140,620	$110,555

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt,” “Adjusted Net Loss,” “Adjusted EBITDA,” “Free Cash Flow” and “PV-10” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Loss to Adjusted Net Loss

Adjusted Net Loss adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include loss on extinguishment of debt, unrealized commodity derivative (gain) loss, net, allowance for credit losses, non-recurring legal and IT-related costs, non-ARO P&A costs, and other which are then tax effected using the Federal Statutory Rate. Company management believes that this presentation is relevant and useful because it helps investors to understand the net loss of the Company without the effects of certain non-recurring or unusual expenses and certain income or loss that is not realized by the Company.

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net loss	$(27,127)	$(71,474)	$(23,362)	$(150,062)	$(87,145)
Selected items:
Loss on extinguishment of debt	—	—	—	15,015	—
Unrealized commodity derivative loss (gain), net	516	5,583	(497)	2,663	(710)
Allowance for credit losses	70	156	118	578	558
Non-recurring legal and IT-related costs	613	(52)	860	1,137	5,798
Non-ARO P&A costs	3,927	—	(2,763)	17,586	20,925
Other	(6,406)	(272)	(1,302)	(6,796)	(1,845)
Total selected items before tax	(1,280)	5,415	(3,584)	30,183	24,726
Tax effect of selected items (1)	269	(1,137)	753	(6,338)	(5,192)
Total selected items, net of tax	(1,011)	4,278	(2,831)	23,845	19,534
Impact of valuation adjustments	7,678	59,930	161	71,166	5,953
Adjusted net loss	$(20,460)	$(7,266)	$(26,032)	$(55,051)	$(61,658)

Adjusted net loss per common share (basic and diluted)	$(0.14)	$(0.05)	$(0.18)	$(0.37)	$(0.42)

Weighted average shares outstanding (basic and diluted)	148,777	148,589	147,365	148,207	147,133

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net loss plus net interest expense, loss on extinguishment of debt, income tax expense (benefit), depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative (gain) loss, allowance for credit losses, non-cash incentive compensation, non-recurring legal and IT-related costs, non-ARO P&A costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net (loss) income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, ARO settlements and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, P&A costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following table presents a reconciliation of the Company’s net loss, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net loss	$(27,127)	$(71,474)	$(23,362)	$(150,062)	$(87,145)
Interest expense, net	9,000	8,998	10,226	36,495	40,454
Loss on extinguishment of debt	—	—	—	15,015	—
Income tax expense (benefit)	1,933	55,991	(1,849)	50,927	(9,985)
Depreciation, depletion and amortization	28,488	28,580	38,208	116,405	143,025
Asset retirement obligations accretion	8,306	8,002	8,157	33,381	32,374
Unrealized commodity derivative loss (gain), net	516	5,583	(497)	2,663	(710)
Allowance for credit losses	70	156	118	578	558
Non-cash incentive compensation	3,729	3,536	3,818	12,226	10,192
Non-recurring legal and IT-related costs	613	(52)	860	1,137	5,798
Non-ARO P&A costs	3,927	—	(2,763)	17,586	20,925
Other	(6,406)	(272)	(1,302)	(6,796)	(1,845)
Adjusted EBITDA	$23,049	$39,048	$31,614	$129,555	$153,641

Capital expenditures, accrual basis (1)	$(13,318)	$(22,542)	$(12,228)	$(54,777)	$(28,626)
Asset retirement obligation settlements	(11,892)	(8,895)	(19,348)	(36,765)	(39,692)
Interest expense, net	(9,000)	(8,998)	(10,226)	(36,495)	(40,454)
Free Cash Flow	$(11,161)	$(1,387)	$(10,188)	$1,518	$44,869

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Capital expenditures, accrual basis reconciliation
Investment in oil and natural gas properties and equipment	$(9,769)	$(21,794)	$(14,124)	$(48,650)	$(37,357)

Less: acquisition related expenditures included in investment in oil and natural gas properties and equipment	—	—	—	—	(4,929)
Less: change in accrual for capital expenditures	3,549	748	(1,896)	6,127	(3,802)
Capital expenditures, accrual basis	$(13,318)	$(22,542)	$(12,228)	$(54,777)	$(28,626)

The following table presents a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net cash provided by (used in) operating activities	$25,940	$26,537	$(4,317)	$77,243	$59,539
Allowance for credit losses	70	156	118	578	558
Amortization of debt issuance costs	(766)	(766)	(1,117)	(3,371)	(4,562)
Non-recurring legal and IT-related costs	613	(52)	860	1,137	5,798
Current tax (benefit) expense (1)	67	(646)	92	253	92
Change in derivatives receivable (payable) (1)	318	(1,563)	(972)	1,695	(1,648)
Non-ARO P&A costs	3,927	—	(2,763)	17,586	20,925
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(21,606)	(2,239)	11,441	(32,030)	(5,362)
Capital expenditures, accrual basis	(13,318)	(22,542)	(12,228)	(54,777)	(28,626)
Other	(6,406)	(272)	(1,302)	(6,796)	(1,845)
Free Cash Flow	$(11,161)	$(1,387)	$(10,188)	$1,518	$44,869

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax expense (benefit):
Income tax expense (benefit)	$1,933	$55,991	$(1,849)	$50,927	$(9,985)
Less: Deferred income expense (benefit)	1,866	56,637	(1,941)	50,674	(10,077)
Current tax (benefit) expense:	$67	$(646)	$92	$253	$92

Changes in derivatives receivable (payable)
Derivatives receivable (payable), end of period	$318	$—	$(1,377)	$318	$(1,377)
Derivatives payable (receivable), beginning of period	—	(1,563)	405	1,377	(271)
Change in derivatives receivable (payable)	$318	$(1,563)	$(972)	$1,695	$(1,648)

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of PV-10 to Standardized Measure of Discounted Future Net Cash Flows

The Company also discloses PV-10, which is not a financial measure defined under GAAP. The Company defines PV-10 as the present value of estimated future revenues, discounted at 10% annually, to be generated from the production of proved reserves determined in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of the estimation without future escalation, and PV-10 excludes cash flows for asset retirement obligations, general and administrative expenses, derivatives, debt service and income taxes. The standardized measure of discounted future net cash flows is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. Company management believes that the non-GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is also used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Company management believes that the use of PV-10 is valuable because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Additionally, Company management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the Company’s estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as substitutes for the standardized measure of discounted future net cash flows as defined under GAAP. Investors should not assume that PV-10 of the Company’s proved oil and natural gas reserves represents a current market value of the Company’s estimated oil and natural gas reserves.

The following table presents a reconciliation of the standardized measure of discounted future net cash flows relating to the Company’s estimated proved oil and natural gas reserves, a GAAP measure, to PV-10, as defined by the Company (in millions):

	December 31,
	2025	2024
PV-10	$1,115.3	$1,229.5
Future income taxes, discounted at 10%	(130.8)	(154.8)
PV-10 before ARO	984.5	1,074.7
Present value of estimated ARO, discounted at 10%	(333.2)	(334.6)
Standardized measure of discounted future net cash flows	$651.3	$740.1

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654